Exhibit 99.1

JMP GROUP ANNOUNCES EXTENSION OF SHARE REPURCHASE PROGRAM

SAN FRANCISCO, Dec. 4, 2018 — JMP Group LLC (NYSE: JMP), an investment banking and alternative asset management firm, announced today that its board of directors has extended the term of the company’s share repurchase program through April 30, 2019.

The current repurchase program was initially authorized on December 13, 2017, and allowed for the repurchase of up to one million of the company’s outstanding common shares during 2018. As of the close of the market on November 30, 2018, 444,310 of the company’s common shares remained to be repurchased. With the extension of the existing program, those shares are now eligible to be repurchased through April 30, 2019.

Under the company’s repurchase program, JMP Group may purchase its common shares from time to time in the open market or through privately negotiated transactions. The timing, volume and nature of any common share repurchases will be at the sole discretion of management, will be dependent on market conditions, applicable securities laws and other factors, and may be suspended or discontinued at any time.

About JMP Group

JMP Group LLC is a diversified capital markets firm that provides investment banking, equity research, and sales and trading services to corporate and institutional clients as well as alternative asset management products and services to institutional and high-net-worth investors. JMP Group conducts its investment banking and research, sales and trading activities through JMP Securities; its hedge fund, venture and private capital, and credit management activities though Harvest Capital Strategies, JMP Asset Management and JMP Credit Advisors; and the management of Harvest Capital Credit Corporation (NASDAQ: HCAP), a business development company, through HCAP Advisors. For more information, visit www.jmpg.com.

Investor Relations Contact	Media Relations Contacts
JMP Group LLC	Dukas Linden Public Relations, Inc.

Andrew Palmer	Zach Leibowitz
(415) 835-8978	(646) 722-6528
apalmer@jmpg.com	zach@dlpr.com

Alyssa Noud
(646) 722-6525
alyssa@dlpr.com